Exhibit 99.1

For Immediate Release
March 1, 2019
NW Natural Holdings Reports Fourth Quarter and Full Year 2018 Results
Initiates 2019 earnings guidance from continuing operations
PORTLAND, ORE. — Northwest Natural Holding Company, (NYSE: NWN), reported financial results for 2018 including:

•
Consolidated 2018 net income of $2.24 per share consistent with guidance of $2.10 to $2.30 per share, compared to a consolidated net loss of $1.93 per share for 2017, and adjusted 2017 consolidated net income[1] of $2.24 per share

•	Ranked first in the West for the sixth year in a row and scored third highest in nation in 2018 J.D. Power Gas Utility Residential Customer Satisfaction Study

•	Added more than 12,500 natural gas meters over the last 12 months equating to a 1.7% growth rate

•	Invested over $200 million in the gas system and the North Mist Expansion

•	Announced pending and closed water acquisitions totaling nearly $70 million

•	Raised dividend for 63rd consecutive year with an annual indicated dividend rate of $1.90 per share

•	Signed an agreement to sell interest in the Gill Ranch gas storage facility

•	Filed first Washington general rate case in a decade for NW Natural

•	Entered settlement agreement regarding remaining items in NW Natural's Oregon general rate case

•	Initiated 2019 earnings guidance in the range of $2.25 to $2.45 per share from continuing operations

"2018 was a year of significant progress for our Company. After 160 years of operations, we continue to grow and innovate. Our employees were once again honored with top customer satisfaction scores, we expanded our footprint in the water sector, and increased dividends paid for the 63rd consecutive year. All while continuing to operate one of the fastest growing, most modern, and reliable gas utilities in the country,” said David H. Anderson, president and CEO of Northwest Natural Holding Company.

For 2018, Northwest Natural Holding Company (NW Natural Holdings or the Company) reported consolidated net income of $64.6 million (or $2.24 per share), compared to a net loss of $55.6 million (or $1.93 per share) for 2017. The increase in earnings primarily reflects two non-cash items in 2017: the impairment of the Gill Ranch gas storage facility, which was partially offset by a benefit from the implementation of federal tax reform legislation. Excluding these items, adjusted consolidated net income for 20171 was $64.5 million (or $2.24 per share).

The Company reported net income from continuing operations of $67.3 million (or $2.33 per share) for 2018, compared to continuing operations for 2017 of $72.1 million (or $2.51 per share). Excluding the non-cash benefit from tax reform legislation, adjusted net income from continuing operations2 for 2017 was $68.7 million (or $2.39 per share). The decrease in adjusted earnings from continuing operations is related to the effects of warmer weather in 2018, higher operations and maintenance costs and increased depreciation expense as the Company continues to invest in its natural gas system.

________

1
The 2017 adjusted consolidated net income is non-GAAP and excludes the non-cash effects of a Gill Ranch impairment of $141.5 million after-tax (or $192.5 million pre-tax), and the non-cash effects of the Tax Cuts and Jobs Act (TCJA) of $21.4 million from all businesses. See "Reconciliation to GAAP" for additional information.

2
Adjusted 2017 net income from continuing operations is non-GAAP and excludes the non-cash benefit of the TCJA of $3.4 million. See "Annual Results" and "Reconciliation to GAAP" for additional information.

KEY INITIATIVES

Oregon Rate Case
On Oct. 26, 2018, the Public Utility Commission of Oregon (OPUC) issued an order regarding NW Natural Gas Company's (NW Natural) general rate case and approved the following items effective Nov. 1, 2018:

•	Annual revenue requirement increase of $23.4 million or 3.72% over existing rates;

•	Capital structure of 50% debt and 50% equity with a return on equity of 9.4%, and cost of capital of 7.317%;

•	Rate base of $1.186 billion or an increase of $300 million since the last rate case in 2012;

•	Pension expense recovery through base rates with a revenue increase of $8.1 million beginning Nov. 1, 2018, while also freezing the pension balancing account on Oct. 31, 2018; and

•	Asset management revenue sharing related to utility pipeline and storage assets increased to 90%/10% with 90% credited to customers.

The order provides an estimated annual benefit of approximately $10.4 million to net income and additional cash flows of $15 million.

In October 2018, the OPUC ordered parties to determine the means by which federal income tax benefits pursuant to the TCJA would be returned to customers and NW Natural's recovery of amounts in the pension balancing account, which at Oct. 31, 2018 totaled $79.9 million. On Feb. 4, 2019, NW Natural entered into a settlement with all parties in the rate case regarding these two outstanding items.

Parties agreed NW Natural would provide customers with approximately $202 million in TCJA related benefits. Savings will be returned through an annual credit to customers' base rates of $3.4 million, a credit of $3.0 million per year for five years to customers' rates, and utilizing $12.5 million to reduce the pension balancing account.

Additionally, parties agreed NW Natural will not seek recovery of $10.5 million of costs (estimated to be $6.7 million after-tax) in the pension balancing account. NW Natural will collect the remaining $56.9 million balance at a rate of $7.3 million annually over 10 years and the account will accrue interest at a rate of 4.3% over this collection period.

If the settlement is approved by the OPUC, it is expected to result in a $15.4 million increase in rate base, an estimated $1.0 million benefit to net income, and additional cash flows of $6.3 million from the recovery of amounts in the pension balancing account. The estimated $6.7 million after-tax (or $0.23 per share) non-cash charge is expected to be recorded in the period in which the order is issued.

Washington Rate Case
On Dec. 31, 2018, NW Natural filed a request for a general rate increase with the Washington Utilities and Transportation Commission (WUTC). Approximately 10% of NW Natural’s revenues are derived from its Washington customers.

This is NW Natural’s first Washington rate case in a decade with a requested $8.3 million increase in annual revenue requirement, excluding the effects of the TCJA. The request is intended to recover operating costs and investments made in the Washington distribution system and is based upon the following assumptions or requests:

•	Capital structure of 49.5% long-term debt, 1.0% short-term debt, and 49.5% common equity;

•	Return on equity of 10.3%, and cost of capital of 7.63%; and

•	Rate base of $186.5 million, an increase of $58.7 million since the last rate case.

In addition, NW Natural requested $20.2 million of TCJA related benefits be returned to customers, a decoupling tariff, which will adjust for any deviation from normal usage, including those related to weather, and an environmental remediation mechanism to recover costs associated with historical manufactured gas activities.

The filing will be reviewed by the WUTC and other stakeholders with the process expected to take up to 11 months. NW Natural has requested that the new rates take effect Dec. 1, 2019.

North Mist Expansion Project
NW Natural believes the facility will be placed into service during the spring of 2019 and has completed base gas injections and a majority of the construction. The cost of the facility is estimated at $149 million and will be included in rate base under an established tariff when it is placed into service. NW Natural has an initial 30-year service contract with Portland General Electric and options to extend the contract totaling up to an additional 50 years upon mutual agreement.

The project is designed to provide long-term, no-notice underground gas storage service to support gas-fired electric generating facilities that enable the integration of wind power into the region's electric generation mix. The North Mist service is designed to allow the local electric company to draw on the facility to meet its fueling needs and rapidly respond to natural variability in wind generation.

Water Acquisitions
NW Natural Holdings' subsidiary, NW Natural Water Company (NW Natural Water), currently has several water acquisitions pending, the largest of which is 9,400 water and wastewater connections serving approximately 20,000 people in Sunriver, Oregon. The pending transactions are expected to close in mid-2019.

Upon closing the pending acquisitions, NW Natural Water is expected to serve about 45,000 people through approximately 18,000 connections with total investments of nearly $70 million. These aggregate acquisitions are projected to be accretive to NW Natural Holdings’ earnings per share in the first full year of operations. While ongoing operations are not expected to have an immediately material impact on earnings, the acquisitions mark the Company's continued commitment to building a water platform and are intended to provide investors with a risk profile that is similar to the core regulated gas utility.

Holding Company Reorganization
On Oct. 1, 2018, the Company completed a reorganization into a holding company structure whereby NW Natural became a wholly-owned subsidiary of NW Natural Holdings, with NW Natural Holdings' common stock being listed and traded on the New York Stock Exchange.

Gill Ranch Impairment and Sale Agreement
NW Natural Holdings' subsidiary, Gill Ranch Storage, LLC (Gill Ranch), jointly owns and operates a 20 Bcf natural gas storage facility with Pacific Gas and Electric (PG&E) in California. In the fourth quarter of 2017, a comprehensive strategic review process that evaluated various alternatives for Gill Ranch's 75% share of the facility, including a potential sale, was completed. The result of that process, along with continued low projected gas storage values, required Management to evaluate the Gill Ranch facility under accounting rules. The result of that evaluation was a non-cash impairment of $141.5 million after-tax (or $192.5 million pre-tax) recorded in the fourth quarter of 2017.

In June 2018, the Company entered into an agreement to sell Gill Ranch for an initial cash purchase price of $25 million, with an earn-out provision and subject to a working capital adjustment. In February 2019, Gill Ranch filed a settlement agreement with the California Public Utilities Commission (CPUC) that recommends approval of the transaction. The closing is subject to the settlement being approved by the CPUC and other customary closing conditions. The transaction is scheduled to close in mid-2019.

As a result of the pending sale, Gill Ranch is presented in Discontinued Operations in the financial statements and discussion. Additionally, the Company reevaluated its reportable segments during the second quarter of 2018 given the strategic shift away from gas storage in California and determined the Gas Storage segment no longer met the requirements to be separately reported. The Company continues to report its natural gas utility operations in the Natural Gas Distribution segment, previously titled the Utility segment. Activities from the non-utility Mist gas storage operations, natural gas appliance retail center, NW Natural Water and NW Natural Holdings, as well as other business development activities and investments are included in Other.

ANNUAL RESULTS
The following financial comparisons are between annual results for 2018 and 2017 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted. Non-GAAP financial measures exclude the effects of the non-cash benefits from tax reform in 2017 as these adjusted metrics provide a clearer view of operations, reflect how Management views financial results, and provide comparability to current year results. See "Reconciliation to GAAP" for a detailed reconciliation of adjusted amounts.

	2018		2017		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income from continuing operations:
Natural Gas Distribution segment	$57,491	$1.99	$60,509	$2.10	$(3,018)	$(0.11)
Tax reform expense (benefit)	—	—	1,036	0.03	(1,036)	(0.03)
Adjusted Natural Gas Distribution segment[1]	$57,491	$1.99	$61,545	$2.13	$(4,054)	$(0.14)

Other	$9,820	$0.34	$11,564	$0.41	$(1,744)	$(0.07)
Tax reform expense (benefit)	—	—	(4,436)	(0.15)	4,436	0.15
Adjusted Other[1]	$9,820	$0.34	$7,128	$0.26	$2,692	$0.08

Net income from continuing operations	$67,311	$2.33	$72,073	$2.51	$(4,762)	$(0.18)
Adjusted net income from continuing operations[1]	67,311	2.33	68,673	2.39	(1,362)	(0.06)

Diluted Shares		28,873		28,753		120

1	The 2017 adjusted net income from continuing operations is non-GAAP as it excludes the non-cash effects of tax reform recognized in 2017. See "Reconciliation to GAAP" for additional information.

Natural Gas Distribution Segment
Natural Gas Distribution segment net income was $57.5 million (or $1.99 per share) for 2018, compared to net income of $60.5 million (or $2.10 per share) for 2017. Results were affected by a $1.0 million non-cash detriment from tax reform in 2017. Excluding the effects of tax reform, net income declined $4.1 million reflecting warmer weather in 2018, higher operations and maintenance costs from payroll and benefits, and increased depreciation expense as NW Natural continued to invest in the natural gas system.

Margin decreased $6.6 million largely due to the deferral of $5.8 million of revenues associated with the decline in the federal tax rate related to the TCJA. Customer growth of 1.7% over the last 12 months and increased rates in Oregon collectively contributed $5.9 million to margin. While weather was mild in 2018 and resulted in lower revenues from customers not covered by a weather normalization mechanism, this was partially offset by higher margins from industrial customers related to system restrictions during a Canadian pipeline incident in October 2018. Weather was 15% warmer than average for 2018, compared to 15% colder than average for 2017.

Operations and maintenance expense increased $4.4 million reflecting higher compensation and benefits expense and professional service and contract labor costs. Depreciation expense increased $2.9 million as NW Natural invested in infrastructure for customer growth, system reinforcement, facility upgrades, and enhanced technology. Other expense increased $3.0 million primarily related to freezing the pension balancing mechanism and collecting Oregon pension expenses through rates beginning Nov. 1, 2018.

Results included a $14.5 million reduction in income tax expense due to the decrease in the federal statutory income tax rate.

Other
Other net income was $9.8 million (or $0.34 per share) for 2018, compared to $11.6 million (or $0.41 per share) for 2017. Earnings decreased due to a $4.4 million non-cash benefit from implementing tax reform in 2017. Excluding this item, Other net income increased $2.7 million reflecting higher asset management revenues from optimizing the non-utility portion of the Mist gas storage facility and natural gas transportation capacity.

Discontinued Operations
The net loss from Discontinued Operations at Gill Ranch decreased $125.0 million (or $4.35 per share) primarily due to the impairment of the facility taken in December 2017, partially offset by benefits from tax reform also recorded last year. In addition, depreciation ceased in June 2018 when a sale agreement was signed and Gill Ranch was moved to Discontinued Operations.

FOURTH QUARTER RESULTS
The following financial comparisons are between the fourth quarter of 2018 and the fourth quarter of 2017 with individual factors presented on an after-tax basis using a statutory tax rate of 26.5%, unless otherwise noted. Non-GAAP financial measures exclude the effects of the non-cash Gill Ranch impairment and the non-cash benefits from tax reform in 2017 as these adjusted metrics provide a clearer view of operations, reflect how Management views financial results, and provide comparability to current year results. See "Reconciliation to GAAP" for a detailed reconciliation of adjusted amounts.

Consolidated
For the fourth quarter of 2018, the Company reported consolidated net income of $35.8 million (or $1.24 per share), compared to a net loss of $90.2 million (or $3.13 per share) for 2017. The increase in earnings primarily reflects two non-cash items in 2017: an impairment of the Gill Ranch gas storage facility, which was partially offset by a benefit from the implementation of federal tax reform legislation. Excluding these items, adjusted consolidated net income1 for 2017 was $29.9 million (or $1.04 per share), representing an increase of $5.9 million (or $0.20 per share) compared to 2018.

The Company reported net income from continuing operations of $36.8 million (or $1.27 per share) for 2018, compared to continuing operations for 2017 of $34.5 million (or $1.20 per share). Excluding the non-cash benefit from tax reform legislation, adjusted net income from continuing operations2 for 2017 was $31.1 million (or $1.08 per share). The increase was primarily due to new natural gas utility rates in Oregon effective beginning Nov. 1, 2018, as well as additional margin from industrial customers.

	2018		2017		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income from continuing operations:
Natural Gas Distribution segment	$32,561	$1.12	$28,529	$0.99	$4,032	$0.13
Tax reform expense (benefit)	—	—	1,036	0.04	(1,036)	(0.04)
Adjusted Natural Gas Distribution segment[2]	$32,561	$1.12	$29,565	$1.03	$2,996	$0.09

Other	$4,222	$0.15	$5,959	$0.21	$(1,737)	$(0.06)
Tax reform expense (benefit)	—	—	(4,436)	(0.15)	4,436	0.15
Adjusted Other[2]	$4,222	$0.15	$1,523	$0.05	$2,699	$0.09

Net income from continuing operations	$36,783	$1.27	$34,488	$1.20	$2,295	$0.07
Adjusted net income from continuing operations[2]	36,783	1.27	31,088	1.08	5,695	0.18

Diluted Shares		28,940		28,797		143

1
The 2017 adjusted consolidated net income is non-GAAP and excludes the non-cash effects of a Gill Ranch impairment of $141.5 million after-tax (or $192.5 million pre-tax), and the non-cash effects of the TCJA of $21.4 million from all businesses. See "Reconciliation to GAAP" for additional information.

2	Adjusted 2017 net income from continuing operations is non-GAAP and excludes the non-cash effects of tax reform. See table above and "Reconciliation to GAAP" for additional information.

Natural Gas Distribution Segment
Natural Gas Distribution segment net income was $32.6 million (or $1.12 per share) for the fourth quarter of 2018, compared to $28.5 million (or $0.99 per share) for 2017. Results were affected by a $1.0 million non-cash impact of tax reform in 2017. Excluding the effects of tax reform, net income increased $3.0 million reflecting new natural gas utility rates in Oregon as well as additional margin from industrial customers.

Margin increased $2.1 million primarily due to new Oregon rates, which contributed $2.3 million, customer growth of 1.7% over the last 12 months that contributed $1.2 million, and an additional $2.4 million of margin from industrial customers related to system restrictions during a Canadian pipeline incident. These items were offset by a $1.0 million decrease in gas cost incentive sharing gains resulting from higher gas prices than those estimated in the Purchase Gas Adjustment (PGA). In addition, margins were lower from customers not covered by a weather normalization mechanism as weather was 20% warmer than average for 2018, compared to 1% colder than average for 2017.

Operations and maintenance expense was relatively flat while depreciation expense increased $0.8 million as NW Natural continued to invest in its infrastructure. Other expenses increased $4.2 million primarily related to freezing the pension balancing mechanism and collecting Oregon pension expenses through rates beginning Nov. 1, 2018.

Results included a $7.5 million reduction in income tax expense due to the decrease in the federal statutory income tax rate.

Other
Other net income was $4.2 million (or $0.15 per share) for the fourth quarter of 2018, compared to $6.0 million (or $0.21 per share) for 2017. Excluding tax reform, Other net income increased $2.7 million due to higher asset management revenues in 2018 from optimizing the non-utility portion of the Mist gas storage facility and natural gas transportation capacity during a Canadian pipeline incident in October 2018.

Discontinued Operations
The net loss from Discontinued Operations at Gill Ranch decreased $123.7 million (or $4.30 per share) primarily due to the impairment of the facility taken in December 2017, partially offset by benefits from tax reform in 2017. In addition, depreciation ceased in June 2018 when a sale agreement was signed and Gill Ranch was moved to Discontinued Operations.

BALANCE SHEET AND CASH FLOWS
During 2018, the Company generated $168.8 million in operating cash flow, invested $214.6 million in natural gas utility capital expenditures to support growth, safety, and technology and facility upgrades. Net cash provided by operations decreased $37.9 million mainly due to higher gas prices in the fourth quarter of 2018 and higher income taxes in 2018 reflecting the elimination of bonus depreciation as a result of the TCJA, partially offset by changes in working capital. Cash provided by financing activities increased $50.4 million primarily due to higher short-term debt balances in 2018.

2019 EARNINGS GUIDANCE
NW Natural Holdings initiated 2019 earnings guidance from continuing operations in the range of $2.25 to $2.45 per share.

This guidance assumes continued customer growth, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant laws or regulations. As a final order from the OPUC in the Oregon rate case has not been issued, guidance does not assume a potential estimated charge of $10.5 million ($6.7 million after-tax or 23 cents per share) related to the all-party settlement regarding NW Natural’s pension balancing account. If the OPUC issues an order in line with the all-party settlement, guidance from continuing operations would be reduced by the amount of the charge in the quarter in which the order is issued. The expected sale of Gill Ranch and the related gain, and any operating loss associated with it, are not included in this guidance range, as they are, and are expected to continue to be, reported as Discontinued Operations.

The Company expects capital expenditures for 2019 to be in the range of $230 to $270 million to support gas utility customer growth and safety and reliability, as well as several projects. The total capital investment for the five-year period from 2019 to 2023 is expected to range from $850 to $950 million, with a majority of the investment supporting continued customer growth, natural gas distribution system maintenance and improvements, investments in a new headquarters building and technology, and utility gas storage facility maintenance.

63 YEARS INCREASING DIVIDENDS
On Nov. 15, 2018, NW Natural Holdings paid its 63rd consecutive annual dividend increase. In 2019, the board of directors of NW Natural Holdings declared a quarterly dividend of 47.5 cents per share on the Company’s common stock. The dividend was paid on Feb. 15, 2019 to shareholders of record on Jan. 31, 2019. The Company’s current indicated annual dividend rate is $1.90 per share.

CONFERENCE CALL AND WEBCAST
As previously announced, NW Natural Holdings will host a conference call and webcast today to discuss its fourth quarter and annual 2018 financial and operating results.

Date and Time:	Friday, March 1 8 a.m. PT (11 a.m. ET)

Phone Numbers:	United States: 1-866-267-6789 Canada: 1-855-669-9657 International: 1-412-902-4110
The call will also be webcast in a listen-only format for the media and general public and can be accessed at nwnaturalholdings.com under the Investor Relations tab. A replay of the conference call will be available on the Company's website and by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), and 1-412-317-0088 (international). The replay access code is (10127941).

ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), is headquartered in Portland, Oregon, and through its subsidiaries has been doing business for 160 years in the Pacific Northwest. It owns NW Natural Gas Company (NW Natural), NW Natural Water Company (NW Natural Water), and other business interests and activities.

NW Natural is a local distribution company that currently provides natural gas service to approximately two million people in more than 140 communities through more than 750,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores.

NW Natural is currently constructing a 2.5 Bcf regulated gas storage expansion of its 16 Bcf facility in Oregon to support renewables. NW Natural Holdings’ subsidiaries own and operate 31 Bcf of underground gas storage capacity.

NW Natural Water currently provides water distribution service to approximately 22,000 people through 7,400 connections. To date, NW Natural Water has acquired four water distribution utilities with several additional acquisitions pending. Upon closing current outstanding transactions, cumulatively, NW Natural Water will have invested $70 million and serve nearly 45,000 people through approximately 18,000 connections in the Pacific Northwest.

Additional information is available at nwnaturalholdings.com.

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: n1s@nwnatural.com

Media Contact:
Melissa Moore
Phone: 503-220-2436
Email: msm@nwnatural.com

Forward-Looking Statements
This report, and other presentations made by NW Natural Holdings from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, assumptions, estimates, timing, goals, strategies, future events, investments, capital expenditures, targeted capital structure, risks, stability, acquisitions and integration thereof, dispositions and outcomes thereof, asset management sharing, customer growth, weather, commodity and other costs, customer rates or rate recovery, adoption of renewable energy and our ability to provide effective supporting resources, infrastructure availability and development, environmental remediation cost recoveries, levels and pricing of gas storage contracts, gas storage development or costs or timing related thereto, the water utility strategy, operating plans of third parties, financial results, including estimated income, liquidity, expenses, positions, revenues, returns, and earnings and earnings guidance, dividends, performance, timing or effects of future regulatory proceedings or future regulatory approvals, regulatory prudence reviews, effects of regulatory mechanisms, anticipated regulatory actions or filings, expectations, timing and treatment with respect to rate cases, recovery of pension expense or our pension balancing account, accounting treatment of future events, effects of changes in laws or regulations, including tax reform, and other statements that are other than statements of historical facts.

Forward-looking statements are based on the Company's current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company's actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the Company's most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the Company's quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

Presentation of Non-GAAP Results
In addition to presenting the results of operations and earnings amounts in total, certain financial measures exclude the non-cash impairment of the Gill Ranch facility and non-cash benefits of tax reform in 2017, which are non-GAAP financial measures. The Company presents net income and EPS excluding these items along with the GAAP measures to illustrate the magnitude of these items on ongoing business and operational results. Although the excluded amounts are properly included in the determination of these items under GAAP, the Company believes the amount and nature of such items make period-to-period comparisons of operations difficult or potentially confusing. Financial measures are expressed in cents per share as these amounts reflect factors that directly impact earnings, including income taxes. All references to EPS are on the basis of diluted shares. The Company uses such non-GAAP financial measures to analyze financial performance because the Company believes they provide useful information to investors and creditors in evaluating the Company's financial condition and results of operations.

NORTHWEST NATURAL HOLDINGS
Consolidated Income Statement and Financial Highlights (Unaudited)
Fourth Quarter and Annual 2018
	Three Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	December 31,			December 31,
	2018	2017	Change	2018	2017	Change
Operating revenues	$226,702	$238,625	(5)%	$706,143	$755,038	(6)

Operating expenses:
Cost of gas	79,822	100,940	(21)	255,519	324,795	(21)
Operations and maintenance	41,578	45,648	(9)	156,698	152,358	3
Environmental remediation	3,599	4,371	(18)	11,127	15,291	(27)
General taxes	7,380	7,216	2	32,172	30,639	5
Revenue taxes	9,351	—	NM	30,082	—	NM
Depreciation and amortization	21,649	20,524	5	85,156	81,053	5
Other operating expenses	1,070	—	NM	3,227	—	NM
Total operating expenses	164,449	178,699	(8)	573,981	604,136	(5)
Income (loss) from operations	62,253	59,926	4	132,162	150,902	(12)
Other income (expense), net	(2,462)	329	(848)	(3,601)	(295)	1,121
Interest expense, net	10,008	9,215	9	37,059	37,526	(1)
Income (loss) before income taxes	49,783	51,040	(2)	91,502	113,081	(19)
Income tax expense (benefit)	13,000	16,552	(21)	24,191	41,008	(41)
Net income from continuing operations	36,783	34,488	7	67,311	72,073	(7)
Loss from discontinued operations, net of tax	(959)	(124,655)	(99)	(2,742)	(127,696)	(98)
Net income (loss)	$35,824	$(90,167)	(140)	$64,569	$(55,623)	(216)

Common shares outstanding:
Average diluted for period	28,940	28,797		28,873	28,753
End of period	28,880	28,736		28,880	28,736

Per share information:
Diluted earnings (loss) per share from continuing operations	$1.27	$1.20		$2.33	$2.51
Diluted loss per share from discontinued operations, net of tax	(0.03)	(4.33)		(0.09)	(4.44)
Diluted earnings (loss) per share	1.24	(3.13)		2.24	(1.93)
Dividends declared per share of common stock	0.4750	0.4725		1.8925	1.8825
Book value per share, end of period	26.41	25.85		26.41	25.85
Market closing price, end of period	60.46	59.65		60.46	59.65

Capital structure, end of period:
Common stock equity	44.4%	47.1%		44.4%	47.1%
Long-term debt	41.1	43.3		41.1	43.3
Short-term debt (including amounts due in one year)	14.5	9.6		14.5	9.6
Total	100.0%	100.0%		100.0%	100.0%

Natural Gas Distribution segment operating statistics:
Meters - end of period	750,421	737,874	1.7%	750,421	737,874	1.7%
Volumes - therms:
Residential and commercial sales	222,139	244,420		661,163	740,369
Industrial sales and transportation	119,620	129,970		467,040	499,924
Total volumes sold and delivered	341,759	374,390		1,128,203	1,240,293
Operating revenues:
Residential and commercial sales	$200,904	$217,347		$621,782	$684,214
Industrial sales and transportation	15,141	16,743		58,713	63,925
Other revenues	3,078	723		153	3,872
Less: Revenue taxes	—	5,818		—	19,069
Total operating revenues	219,123	228,995		680,648	732,942
Less: Cost of gas	79,879	101,164		255,743	325,019
Environmental remediation expense	3,599	4,371		11,127	15,291
Revenue taxes	9,351	—		30,082	—
Margin, net	$126,294	$123,460		$383,696	$392,632
Degree days:
Average (25-year average)	1,077	1,068		2,714	2,705
Actual	864	1,077	(20)%	2,313	3,114	(26)%
Percent (warmer) colder than average weather	(20)%	1%		(15)%	15%

NM = Not Meaningful calculation

NORTHWEST NATURAL HOLDINGS
Consolidated Balance Sheets (Unaudited)	As of December 31,
In thousands	2018	2017
Assets:
Current assets:
Cash and cash equivalents	$12,633	$3,472
Accounts receivable	66,970	66,236
Accrued unbilled revenue	57,827	62,381
Allowance for uncollectible accounts	(977)	(956)
Regulatory assets	41,930	45,781
Derivative instruments	9,001	1,735
Inventories	44,149	47,577
Gas reserves	16,647	15,704
Income taxes receivable	6,000	—
Other current assets	28,472	24,949
Discontinued current assets	13,269	3,057
Total current assets	295,921	269,936
Non-current assets:
Property, plant, and equipment	3,414,490	3,204,635
Less: Accumulated depreciation	993,118	960,477
Total property, plant, and equipment, net	2,421,372	2,244,158
Gas reserves	66,197	84,053
Regulatory assets	371,786	356,608
Derivative instruments	725	1,306
Other investments	63,558	66,363
Restricted cash	8,954	—
Other non-current assets	14,149	6,505
Discontinued non-current assets	—	10,817
Total non-current assets	2,946,741	2,769,810
Total assets	$3,242,662	$3,039,746
Liabilities and equity:
Current liabilities:
Short-term debt	$217,620	$54,200
Current maturities of long-term debt	29,989	96,703
Accounts payable	115,878	111,021
Taxes accrued	11,023	18,883
Interest accrued	7,306	6,773
Regulatory liabilities	47,436	34,013
Derivative instruments	12,381	18,722
Other current liabilities	54,492	39,942
Discontinued current liabilities	12,959	1,593
Total current liabilities	509,084	381,850
Long-term debt	706,247	683,184
Deferred credits and other non-current liabilities:
Deferred tax liabilities	280,463	270,526
Regulatory liabilities	611,560	586,093
Pension and other postretirement benefit liabilities	221,886	223,333
Derivative instruments	3,025	4,649
Other non-current liabilities	147,763	135,292
Discontinued non-current liabilities	—	12,043
Total deferred credits and other non-current liabilities	1,264,697	1,231,936
Equity:
Common stock	457,640	448,865
Retained earnings	312,182	302,349
Accumulated other comprehensive loss	(7,188)	(8,438)
Total equity	762,634	742,776
Total liabilities and equity	$3,242,662	$3,039,746

NORTHWEST NATURAL HOLDINGS
Consolidated Statements of Cash Flows (Unaudited)	Year Ended December 31,
In thousands	2018	2017
Operating activities:
Net income (loss)	$64,569	$(55,623)
Adjustments to reconcile net income (loss) to cash provided by operations:
Depreciation and amortization	85,156	81,053
Regulatory amortization of gas reserves	16,684	16,353
Deferred income taxes	14,356	(52,414)
Qualified defined benefit pension plan expense	8,108	5,364
Contributions to qualified defined benefit pension plans	(15,540)	(19,430)
Deferred environmental expenditures, net	(14,528)	(13,716)
Amortization of environmental remediation	11,127	15,291
Regulatory revenue deferral from the TCJA	7,929	—
Other	1,596	2,102
Changes in assets and liabilities:
Receivables, net	181	3,282
Inventories	3,207	5,600
Income and other taxes	(16,904)	6,734
Accounts payable	16,792	1,092
Interest accrued	526	807
Deferred gas costs	(14,395)	17,122
Other, net	552	(4,093)
Discontinued operations	(645)	197,180
Cash provided by operating activities	168,771	206,704
Investing activities:
Capital expenditures	(214,636)	(213,325)
Other	(3,390)	(577)
Discontinued operations	573	(270)
Cash used in investing activities	(217,453)	(214,172)
Financing activities:
Repurchases related to stock-based compensation	—	(2,034)
Proceeds from stock options exercised	1,546	4,819
Long-term debt issued	50,000	100,000
Long-term debt retired	(97,000)	(40,000)
Change in short-term debt	163,274	900
Cash dividend payments on common stock	(51,311)	(53,957)
Stock purchases related to acquisitions	(7,951)	—
Other	(715)	(2,309)
Cash provided financing activities	57,843	7,419
Increase (decrease) in cash and cash equivalents	9,161	(49)
Cash and cash equivalents, beginning of period	3,472	3,521
Cash and cash equivalents, end of period	$12,633	$3,472

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$35,324	$34,787
Income taxes paid	27,370	14,780

NORTHWEST NATURAL HOLDINGS
Reconciliation to GAAP (Unaudited)
Fourth Quarter and Annual Results 2018
	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2018		2017		2018		2017
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
CONSOLIDATED
GAAP consolidated net income (loss)	$35,824	$1.24	$(90,167)	$(3.13)	$64,569	$2.24	$(55,623)	$(1.93)
Pre-tax Gill Ranch impairment[1]	—	—	192,478	6.68	—	—	192,478	6.68
Income tax effect of impairment[1]	—	—	(50,956)	(1.77)	—	—	(50,956)	(1.77)
Income tax benefit from TCJA[2]	—	—	(21,429)	(0.74)	—	—	(21,429)	(0.74)
Adjusted consolidated net income	$35,824	$1.24	$29,926	$1.04	$64,569	$2.24	$64,470	$2.24

Diluted shares		28,940		28,797		28,873		28,753

NATURAL GAS DISTRIBUTION
GAAP utility net income	$32,561	$1.12	$28,529	$0.99	$57,491	$1.99	$60,509	$2.10
Income tax expense from TCJA[2]	—	—	1,036	0.04	—	—	1,036	0.03
Adjusted utility net income	$32,561	$1.12	$29,565	$1.03	$57,491	$1.99	$61,545	$2.13

OTHER
GAAP other net income	$4,222	$0.15	$5,959	$0.21	$9,820	$0.34	$11,564	$0.41
Income tax benefit from TCJA[2]	—	—	(4,412)	(0.15)	—	—	(4,412)	(0.15)
Adjusted other net income	$4,222	$0.15	$1,547	$0.06	$9,820	$0.34	$7,152	$0.26

DISCONTINUED OPERATIONS
Pre-tax Gill Ranch Impairment	$—	$—	$(192,478)	$(6.68)	$—	$—	$(192,478)	$(6.68)
Income tax effect of impairment[1]	—	—	50,956	1.77	—	—	50,956	1.77
Income tax benefit from TCJA[2]	—	—	18,053	0.62	—	—	18,053	0.62
Gill Ranch operating loss	(959)	(0.03)	(1,186)	(0.04)	(2,742)	(0.09)	(4,227)	(0.15)
Discontinued operations	$(959)	$(0.03)	$(124,655)	$(4.33)	$(2,742)	$(0.09)	$(127,696)	$(4.44)

1 Gill Ranch non-cash impairment recognized as of Dec. 31, 2017. Tax effect of adjustment is calculated using a combined federal and state statutory rate of 26.5%.
2 Tax reform non-cash (benefit) expense recognized in income tax expense as a result of feral tax rate changing from 35% to 21% effective Dec. 22, 2017.